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                                                                      EXHIBIT 11




January 16, 2003




Janus Investment Fund
100 Fillmore Street
Denver, CO 80206-4928

Ladies and Gentlemen:


         Reference is made to the registration statement on Form N-14 filed on December 13, 2002 and Pre-Effective Amendment No. 1 to such registration statement (collectively, the "Registration Statement") with the Securities and Exchange Commission with respect to shares of beneficial interest, $.01 par value (the "Shares") of Janus Investment Fund, an unincorporated association of the type commonly referred to as a Massachusetts business trust (the "Trust"), representing interests in Janus Strategic Value Fund, a portfolio series of the Trust, to be issued pursuant to a certain Agreement and Plan of Reorganization (the "Reorganization Agreement") by the Trust on behalf of each of Janus Strategic Value Fund and Janus Special Situations Fund, also a portfolio series of the Trust, dated as of December 10, 2002, described in the Registration Statement.


         We have examined such records, documents and other instruments and have made such other examinations and inquiries as we have deemed necessary to enable us to express the opinion set forth below.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Reorganization Agreement, will be validly issued, fully paid and non-assessable by the Trust.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,



                                             /s/ GOODWIN PROCTER LLP
                                             GOODWIN PROCTER LLP